Exhibit 5.1
[Arch Coal, Inc. letterhead]
July 31, 2009
Board of Directors
Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
Dear Ladies and Gentlemen:
     I am Senior Vice President, General Counsel and Secretary for Arch Coal, Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the Company’s filing of a Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-157880) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) on March 12, 2009 and the prospectus supplement to the Registration Statement dated July 27, 2009 filed with the Commission (the “Prospectus Supplement”), relating to (i) the sale by the Company and the purchase by the underwriters set forth therein (the “Underwriters”), of 17,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) the grant by the Company to the Underwriters of the option to purchase all or any part of 2,550,000 additional shares of common stock to cover over-allotments, if any (the “Option Shares”, and, together with the Common Stock, the “Shares”).
     In connection herewith, I have examined:
(i)	the Registration Statement;

(ii)	the Prospectus; and

(iii)	the Underwriting Agreement, dated July 27, 2009, by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Agreement”).
     I have also examined originals or copies certified or otherwise identified to my satisfaction of the Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on May 3, 2006, the bylaws of the Company, as amended and effective as of December 5, 2008, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company and such other documents, records and instruments, and I have made such legal and factual inquiries as I have deemed necessary or appropriate as a basis to render the opinions hereinafter expressed.
     In my examination of the foregoing, I have assumed the genuineness of all signatures on all documents examined by me (except the signatures of officers of the Company), the legal competence and capacity of each person executing documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as certified or photostatted copies, and the due authorization, execution and delivery of all documents (other than due authorization, execution and delivery on behalf of the Company) where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.
     Based upon the foregoing and in reliance thereon, and subject to the exceptions, qualifications and limitations stated herein, I am of the opinion that
     1. Based solely on a recently dated good standing certificate from the Secretary of State of the State of Delaware, the Company is validly existing as a corporation, in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized for issuance and upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and nonassessable.
     The opinions expressed above are limited to the laws of the State of Missouri, the Federal laws of the United States of America and, to the extent required by the foregoing, the General Corporation Law of the State of Delaware as in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement the opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering the opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Robert G. Jones
Robert G. Jones
Senior Vice President, General Counsel and Secretary